BlackBerry Limited
Subsidiaries

Name	Country of Incorporation
AtHoc, Inc.	United States of America (State of Delaware)
BlackBerry Government Solutions LLC	United States of America (State of Delaware)
Cylance AB	Sweden
Cylance Inc.	United States of America (State of Delaware)
Cylance Ireland Limited	Ireland
Good Technology Italy S.r.L.	Italy
PT BlackBerry Indonesia	Indonesia
QNX Software Systems GmbH	Germany
BlackBerry Argentina S.A.	Argentina
BlackBerry Australia PTY Limited	Australia
BlackBerry Belgium BV	Belgium
BlackBerry Corporation	United States of America (State of Delaware)
BlackBerry Deutschland GmbH	Germany
BlackBerry France S.A.S.	France
BlackBerry HK Limited	Hong Kong
BlackBerry India Private Limited	India
BlackBerry Italy S.r.L.	Italy
BlackBerry Japan Limited	Japan
BlackBerry Malaysia Centre of Excellence Sdn. Bhd.	Malaysia
BlackBerry Mexico, S.A. DE C.V.	Mexico
BlackBerry Middle East & Africa, FZ-LLC	United Arab Emirates
BlackBerry Netherlands B.V.	Netherlands
BlackBerry Technologies Nigeria Limited	Nigeria
BlackBerry Technology Malaysia Sdn. Bhd..	Malaysia
BlackBerry Saudi Arabia Limited	Kingdom of Saudi Arabia
BlackBerry Servicos De Suporte De Vendas Do Brasil Ltda.	Brasil
BlackBerry Singapore Pte. Limited	Singapore
BlackBerry Mobile South Africa (Proprietary) Limited	South Africa
BlackBerry Spain S.L.	Spain
BlackBerry UK Limited	United Kingdom
RIM Mobile Sci&Tech (China) Co., Ltd.	China
Secusmart GmbH	Germany
Visto International Corporation	United States of America (State of Delaware)
Watchdox Ltd.	Israel